EXHIBIT 99.1

IZEA Reports Q4 and FY2018 Financial Results

ORLANDO, FL (March 28, 2019) - IZEA Worldwide, Inc. (NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported its financial and operational results for the fourth quarter and full year ended December 31, 2018.

Q4 2018 Financial Summary Compared to Q4 2017

•	Total revenue down 7% to $6.3 million, compared to $6.8 million.

•	Managed Services revenue decreased 25% to $4.9 million, compared to $6.6 million.

•	SaaS Services revenue increased 1,588% to $1.4 million, compared to $80,000.

•	Gross billings* up 42% to $11.1 million, compared to $7.8 million.

•	Bookings increased 115% to $11.2 million, compared to $5.2 million.

•	Total costs and expenses were $6.8 million, compared to $7.5 million.

•	Net loss was $693,000, compared to a net loss of $743,000, an improvement of $50,000, or 7%.

•	Adjusted EBITDA* was $23,000, compared to $103,000.

FY2018 Financial Summary Compared to FY2017

•	Total revenue down 18% to $20.1 million, compared to $24.4 million.

•	Managed Services revenue decreased 26% to $17.6 million, compared to $23.8 million.

•	SaaS Services revenue increased 486% to $2.4 million, compared to $418,000.

•	Gross billings* up 3% to $30.0 million, compared to $29.2 million.

•	Bookings increased 12% to $30.9 million, compared to $27.5 million.

•	Total costs and expenses were $25.5 million, compared to $29.9 million.

•	Net loss was $5.7 million, compared to $5.5 million.

•	Adjusted EBITDA* was $(3.6) million, compared to $(2.5) million.

FY2018 Operational Highlights

•	Completed acquisition of TapInfluence, Inc.

•	Launched VizSearch Discovery Tool, UnityRank, and Discovered Demographics.

•	Released IZEAx Discovery self-service influencer discovery platform.

•	Completed brand refresh and launch of SaaS-focused marketing initiatives.

•	Recognized as a Top 100 Employer in by Orlando Sentinel for the 3rd year running.

* - Gross billings and Adjusted EBITDA are non-GAAP financial measures. Refer to the definitions and reconciliations of these measures under "Use of Non-GAAP Financial Measures".

Management Commentary
"2018 marked the beginning of a fundamental transformation for our organization," said Ted Murphy, IZEA’s Chairman and CEO. "IZEA’s business model has historically been driven by offering managed services to agencies and brands, with marketing campaigns executed by IZEA employees using IZEA’s technology platforms. It is our goal to derive the majority of our revenue from SaaS Services in the future, which includes both software licensing and fees from marketplace spend. Early last year we began building out our SaaS sales team, which sells licenses of IZEAx to marketers that use the platform themselves. In the back half of the year we acquired TapInfluence, which added SaaS customers and bolstered our team with additional domain experience. These investments have already shown great promise, as evidenced by the fact that 61% of our fourth quarter gross billings were related to SaaS services."
"In order to pursue this transformation we had to rebalance the organization and make some strategic resourcing decisions during 2018. Our Managed services sales and campaign management headcount was gradually reduced by approximately 25% from December 2017 to December 2018. This reduction in managed services investment was directly reflected in the 26% decrease in revenue associated with that part of our business, but helped free the financial resources necessary to properly staff the organization to service and sell our software. We believe our investments in SaaS will ultimately provide the underlying financial model required for profitable, sustainable growth through higher margin recurring revenue streams with less customer concentration."

"There is a large addressable market for both segments of our business and we intend to support both segments long term. We expect SaaS Services revenue to grow year over year each quarter given our emphasis and investment on that business segment. We expect Managed Services bookings to be down year over year through Q1 of this year, returning to year over year growth again in Q2. We expect year over year bookings to increase in every quarter of 2019 with SaaS services representing a greater proportion of bookings as the year moves forward."

Q4 2018 Financial Results
Revenue in the fourth quarter of 2018 decreased 7% to $6.3 million compared to $6.8 million in the corresponding quarter of 2017. The decrease was due to the reductions of Managed Service offerings, which were partially offset by revenue growth in our license fees and marketplace spend, both of which stem from our 2018 acquisition of TapInfluence.

Total costs and expenses in the fourth quarter of 2018 were $6.8 million compared to $7.5 million in the corresponding quarter of 2017. This decrease was primarily due to decreased personnel-related costs as well as lower public relations and marketing expenses.

Net loss in the fourth quarter of 2018 was $693,000 or $(0.06) per share, as compared to a net loss of $743,000 million or $(0.13) per share in the corresponding quarter of 2017.

Adjusted EBITDA (a non-GAAP measure management uses as a proxy for operating cash flow, as defined below) in the fourth quarter of 2018 was $23,000 compared to $103,000 in the corresponding quarter of 2017. Adjusted EBITDA as a percentage of revenue in the fourth quarter of 2018 was just above break-even, compared to 2% in the corresponding quarter of 2017.

Cash and cash equivalents at December 31, 2018 totaled $2.0 million. At the end of the quarter the Company had accessed approximately $1.5 million of its $5.0 million credit line.

Full Year 2018 Financial Results
Revenue for the twelve months ended December 31, 2018 decreased by $4.3 million, or approximately 18%, compared to the same period in 2017. This is due to the decline in Managed Services, which was partially offset by the increase in our license fees and Marketplace Spend revenues.

Total costs and expenses were $25.5 million in 2018 and $29.9 million in 2017. The decrease was primarily attributable to decreased personnel costs and related overhead, as well as reduced marketing spend.

Net loss in 2018 was $5.7 million or $(0.67) per share, compared to a net loss of $5.4 million or $(0.96) per share in 2017. The increase in net loss was impacted by the factors discussed previously, as well as an increase in our interest paid to finance our operations.

Adjusted EBITDA was $(2.5) million in 2018 compared to $(5.1) million in 2017. Adjusted EBITDA as a percentage of revenue was (13%) in 2018 compared to (21%) in 2017.

Conference Call
IZEA will hold a conference call to discuss its fourth quarter and full year 2018 results on Thursday, March 28 at 5:00 p.m. Eastern time. Management will host the call, followed by a question and answer period.

Date: Thursday, March 28, 2019
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

The conference call will be webcast live and available for replay via the investors section of the company’s website at https://izea.com/. Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. A replay of the call will be available after 8:00 p.m. Eastern time on the same day through April 4, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 3688676

About IZEA Worldwide, Inc.

IZEA Worldwide, Inc. ("IZEA") operates online platforms that connect marketers with content creators. IZEA platforms automate influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA influencers include everyday creators, as well as celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com/.

Use of Non-GAAP Financial Measures

We define gross billings, a non-GAAP financial measure, as the total dollar value of the amounts earned from our customers for the services we performed, or the amounts charged to our customers for their self-service purchase of goods and services on our platforms. Gross billings for Content Workflow differs from revenue reported in our consolidated statements of operations, which is presented net of the amounts we pay to our third-party creators providing the content or sponsorship services. Gross billings for all other revenue equals the revenue reported in our consolidated statements of operations.

We consider this metric to be an important indicator of our performance as it measures the total dollar volume of transactions generated through our marketplaces. Tracking gross billings allows us to monitor the percentage of gross billings that we are able to retain after payments to our creators. Because we invoice our customers on a gross basis, tracking gross billings is critical as it pertains to our credit risk and cash flow.

"EBITDA" is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." IZEA defines "Adjusted EBITDA," also a non-GAAP financial measure, as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment, changes in acquisition cost estimates, and certain other non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in fair value of derivatives, if applicable.

We believe that Adjusted EBITDA provides useful information to investors as they exclude transactions not related to the core cash operating business activities including non-cash transactions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

All companies do not calculate gross billings and Adjusted EBITDA in the same manner. These metrics as presented by IZEA may not be comparable to those presented by other companies. Moreover, these metrics have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "may," "will," "would," "could," "should," "expects," "anticipates," "anticipates," "estimates," "believes," "intends," "likely," "projects," "plans," "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning.

Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase revenue and improve Adjusted EBITDA, expectations with respect to operational efficiency, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; inability to finance growth initiatives in a timely manner; our ability to establish effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Unaudited Consolidated Balance Sheets

	December 31, 2018	December 31, 2017
Assets
Current:
Cash and cash equivalents	$1,968,403	$3,906,797
Accounts receivable, net	7,071,815	3,647,025
Prepaid expenses	527,968	389,104
Other current assets	39,203	9,140
Total current assets	9,607,389	7,952,066

Property and equipment, net	272,239	286,043
Goodwill	8,316,722	3,604,720
Intangible assets, net	3,149,949	667,909
Software development costs, net	1,428,604	967,927
Security deposits	143,174	148,638
Total assets	$22,918,077	$13,627,303

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,618,103	$1,756,841
Accrued expenses	1,968,589	1,592,356
Contract liabilities	4,957,869	3,070,502
Line of credit	1,526,288	500,550
Current portion of deferred rent	17,420	45,127
Current portion of acquisition costs payable	4,611,493	741,155
Total current liabilities	15,699,762	7,706,531

Deferred rent, less current portion	—	17,419
Acquisition costs payable, less current portion	—	609,768
Total liabilities	15,699,762	8,333,718

Commitments and Contingencies (Note 6)	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 12,075,708 and 5,733,981, respectively, issued and outstanding	1,208	573
Additional paid-in capital	60,311,756	52,570,432
Accumulated deficit	(53,094,649)	(47,277,420)
Total stockholders’ equity	7,218,315	5,293,585

Total liabilities and stockholders’ equity	$22,918,077	$13,627,303

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Operations

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue	$6,301,353	$6,800,385	$20,099,695	$24,437,649

Costs and expenses:
Cost of revenue (exclusive of amortization)	2,551,249	3,230,931	9,042,155	11,585,316
Sales and marketing	1,418,863	1,584,671	6,484,320	7,593,197
General and administrative	2,398,101	2,292,976	8,683,911	9,218,565
Depreciation and amortization	451,539	420,976	1,298,359	1,516,807
Total costs and expenses	6,819,752	7,529,554	25,508,745	29,913,885

Loss from operations	(518,399)	(729,169)	(5,409,050)	(5,476,236)

Other income (expense):
Interest expense	(122,307)	(19,544)	(269,473)	(64,950)
Loss on exchange of warrants			—	—
Change in fair value of derivatives, net	—	3,147	(11,794)	39,269
Other income (expense), net	(51,997)	2,490	(28,090)	34,218
Total other income (expense), net	(174,304)	(13,907)	(309,357)	8,537

Net loss	$(692,703)	$(743,076)	$(5,718,407)	$(5,467,699)

Weighted average common shares outstanding – basic and diluted	12,070,585	5,720,824	8,541,725	5,674,901
Basic and diluted loss per common share	$(0.06)	$(0.13)	$(0.67)	$(0.96)

Revenue by type:

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Managed Services Revenue	$4,933,175	$6,561,922	$17,594,124	$23,836,236
Legacy Workflow Fees	51,179	77,499	216,173	350,648
Marketplace Spend Fees	692,117	—	1,080,609	—
License Fees	612,980	2,853	1,151,242	67,344
Other Revenue	11,902	158,111	57,547	183,421
Total Revenue	$6,301,353	$6,800,385	$20,099,695	$24,437,649

IZEA Worldwide, Inc.
Non-GAAP Reconciliations
(Unaudited)

Reconciliation of GAAP Revenue to Non-GAAP Gross Billings:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue	$6,301,353	$6,800,385	$20,099,695	$24,437,649
Plus payments made to third-party creators (1)	4,847,620	1,044,188	9,879,495	4,744,325
Gross billings	$11,148,973	$7,844,573	$29,979,190	$29,181,974
(1) Payments made to third-party creators for the Legacy Workflow and Marketplace Spend components of our revenue reported on a net basis for GAAP.

Gross billings by revenue stream and the percentage of total gross billings by stream:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018		2017		2018		2017
Managed Services Revenue	$4,933,175	44%	$6,561,922	84%	$17,594,124	59%	$23,836,236	82%
Legacy Workflow	712,669	6%	1,121,687	14%	3,048,503	10%	5,094,973	17%
Marketplace Spend	4,878,247	44%	—	—%	8,127,774	27%	—	—%
License Fees	612,980	5%	2,853	—%	1,151,242	4%	67,344	—%
Other Revenue	11,902	—%	158,111	2%	57,547	—%	183,421	1%
Total Gross Billings	$11,148,973	100%	$7,844,573	100%	$29,979,190	100%	$29,181,974	100%

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net loss	$(692,703)	$(743,076)	$(5,718,407)	$(5,467,699)
Non-cash stock-based compensation	112,651	125,785	580,693	635,427
Non-cash stock issued for payment of services	31,266	38,459	125,000	181,995
(Gain) loss on disposal of equipment	(5,086)	(3,295)	156	(8,757)
(Gain) loss on settlement of acquisition costs payable	—	—	(84,938)	(10,491)
Increase (decrease) in value of acquisition costs payable	2,667	247,524	(615,845)	583,010
Depreciation and amortization	451,539	420,976	1,298,359	1,516,807
Legal expense accrual	—	—	500,000	—
Interest expense	122,307	19,544	269,473	64,950
Change in fair value of derivatives	—	(3,147)	11,794	(39,269)
Adjusted EBITDA	$22,641	$102,770	$(3,633,715)	$(2,544,027)

Revenue	6,301,353	6,800,385	20,099,695	24,437,649
EBITDA as a % of Revenue	—%	2%	(18)%	(10)%